YELP INC.
POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION
(Adopted January 18, 2019)
1.     INTRODUCTION
The Board of Directors (the “Board”) of Yelp Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt a policy (the “Policy”) providing for the Company’s recoupment of certain Incentive Compensation (as defined below) paid to Affected Officers (as defined below) of the Company under certain circumstances. The Board may delegate determinations to be made under the Policy to the Compensation Committee of the Board (the “Compensation Committee”), and the Board and the Compensation Committee are collectively referred to in this Policy as the “Board.”
This Policy shall be administered by the Board and, except as specifically provided herein, the Board shall have full and final authority to make any and all determinations required under this Policy. Any determination by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties. The Board may amend or terminate this Policy at any time.
This Policy will be revised upon the adoption of federal regulations implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
2.     EFFECTIVE DATE
This Policy shall apply to all Incentive Compensation paid or awarded on or after the date of adoption of this Policy, as and to the extent permitted by applicable law.
3.     DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below:
“Affected Officer” shall mean a current or former executive officer of the Company who was at the relevant time designated by the Board as an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
“Incentive Compensation” shall mean any compensation that is granted, earned or vested based in whole or in part on the attainment of a financial reporting measure.
“Misconduct” shall mean a knowing violation of Securities and Exchange Commission rules and regulations or Company policy or the willful commission of an act of fraud, dishonesty, gross recklessness or gross negligence in the performance of a person’s duties, as determined as a result of the final disposition of any related action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative.
4.     RECOUPMENT
If (a) the Company is required to prepare an accounting restatement for any fiscal quarter or year commencing after the adoption of this Policy due to the material noncompliance of the Company with any financial reporting requirement, and (b) it is determined that Misconduct contributed to the noncompliance that resulted in the obligation to restate the Company’s financial statements, the Company shall seek to recover and claw back from any Affected Officer whose Misconduct contributed to the noncompliance which resulted in the obligation to restate the Company’s financial statements, the Incentive Compensation listed in A, B and C below to the extent received by the Affected Officer during the three fiscal years preceding the date on which the Company was required to prepare an accounting restatement:

A.
With respect to any Incentive Compensation that is bonus compensation, up to the full amount of the difference between any such bonus compensation received by the Affected Officer that was calculated based on the financial statements that were subsequently restated and the lower bonus compensation to which the Affected Officer would have been entitled had the financial statements been properly reported;

B.
With respect to any Incentive Compensation that constitutes an equity incentive award, up to the full amount of any such award received by the Affected Officer that was determined based on the financial statements that were subsequently restated;

C.
If, after the release of earnings for any period with respect to which financial statements were subsequently restated and prior to the announcement of such restatement, the Affected Officer sold any shares of Company common stock acquired pursuant to an option or other award granted after the adoption of this policy under the Company’s equity incentive plans, the excess of (i) the actual aggregate sales proceeds from the Affected Officer’s sale of those shares, over (ii) the aggregate sales proceeds the Affected Officer would have received from the sale of those shares at a price per share determined appropriate by the Board in its discretion to reflect what the Company’s common stock price would have been if the restatement had occurred prior to such sales; provided, however, that the aggregate sales proceeds determined by the Board under this clause (ii) with respect to shares acquired upon exercise of an option shall not be less than the aggregate exercise price paid for those shares.

For purposes of clarity, in no event shall the Company be required to award any Affected Officers an additional payment or other compensation if the restated or accurate financial results would have resulted in the grant, payment or vesting of Incentive Compensation that is greater than the Incentive Compensation actually received by the Affected Officer.
5.    SOURCES OF RECOUPMENT
To the extent permitted by applicable law, the Board, in its discretion, may seek recoupment from the Affected Officer(s) from any of the following sources: prior Incentive Compensation payments; future payments of Incentive Compensation; cancellation of outstanding Incentive Compensation; and direct repayment. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.
If an amount repaid to the Company under this Policy will not be fully deductible by the Affected Officer, the Board may, in its discretion, reduce the amount to be repaid by the amount determined by the Board to reasonably take into account the adverse tax consequences of such repayment to the Affected Officer.
6.    SEVERABILITY
If any provision of this Policy or the application of any such provision to any Affected Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
7.    NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of the Misconduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

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